Exhibit 99.14

AMENDMENT TO OFFICER'S LOAN AGREEMENT
DATED JULY 18, 2006

Officer's Loan Agreement

THIS Amendment dated July 18, 2006, hereby amends the Officer's Loan Agreement dated March 1, 2006 entered into by and between the following parties.

VGTel, Inc. a Company organized under the laws of the State of New York located at 2303 South Blvd, Houston, Texas 77098 and Ron Kallus, the President and principal officer of VGTel, Inc. residing at 2303 South Blvd, Houston, Texas 77098

Pursuant to this amendment, Ron Kallus is hereby increasing the credit facility from $20,000 to $50,000. Furthermore, this Amendment extends the payable date from May 18, 2007 to December 31, 2007 with the first interest payment due July 1, 2007 and second payment due December 31, 2007.

A Facsimile copy of the Agreement shall have the same legal effect as an original of the same.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement 18th day of July 2006.

Agreed:                                                            Agreed:

7/18/2006                                                          7/18/2006
/s/ Ron Kallus                /s/ Ron Kallus
VGTel, Inc.      Ron Kallus